EXHIBIT 10(qq)
DUSA Pharmaceuticals, Inc.
Non-Qualified Deferred Compensation Plan

ARTICLE 1
PURPOSE
     DUSA Pharmaceuticals, Inc. (the “Company”) has adopted, effective as of October 18, 2006, the DUSA Pharmaceuticals, Inc. Deferred Compensation Plan (the “Plan”). The Plan is intended to be a non-qualified, supplemental retirement plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company (the “Participants”) pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, as such, to be exempt from the provisions of Parts II, III, and IV of Title I of ERISA. It is intended that this Plan, by providing this deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits.
ARTICLE 2
DEFINITIONS
     2.01 Administrator. “Administrator” means the Committee as defined below.
     2.02 Board. “Board” means the Board of Directors of the Company.
     2.03 Change of Control. “Change of Control” means
          (a) “Change in Control” means the consummation of a transaction that is the subject of a determination (which may be made effective as of a particular date specified by the Board) by the Board, made by a majority vote that a change in control has occurred, or is about to occur. Such a change shall not include, however, a restructuring, reorganization, merger or other change in capitalization in which the persons who own an interest in the Company on the date hereof (the “Current Owners”) (or any individual or entity which receives from a Current Owner an interest in the Company through will or the laws of descent and distribution) maintain more than a fifty percent (50%) interest in the resultant entity. Regardless of the vote of the Board or whether or not the Board votes, a Change in Control will be deemed to have occurred as of the first day any one (1) or more of the following subsections shall have been satisfied:
          (b) Any person (other than the person in control of the Company as of the date of this Plan, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company’s then outstanding securities; or
          (c) The stockholders of the Company approve:
               (i) A plan of complete liquidation of the Company;

               (ii) An agreement for the sale or disposition of all or substantially all of the Company’s assets; or
               (iii) A merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.
          (d) However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of the purchasing group” for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than five percent (5%) of the voting securities of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors of the Board).
     2.04 Company. “Company” means DUSA Pharmaceuticals, Inc.
     2.05 Committee. “Committee” means the Compensation Committee of the Board or its delegate.
     2.06 Compensation. “Compensation” means a Participant’s base salary, fees, and bonuses (other than performance-related bonuses).
     2.07 Crediting Date. “Crediting Date” means the date on which Deferred Amounts or deemed dividends related thereto are credited to a Participant’s Deferred Account. Unless the Committee determines otherwise, the Crediting Date is the Valuation Date this is coincident with or next following the date on which the Deferred Amounts would have been paid to the Participant if this Plan did not exist.
     2.08 Deferred Account. “Deferred Account” means the bookkeeping account maintained by the Company to record the Participant’s Deferred Amount and other amounts credited by the Company.
     2.09 Deferred Amount. “Deferred Amount” means the amount of Compensation and performance-related bonus that the Participant elects to defer pursuant to Section 4.01.
     2.10 Disability. “Disability” means that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees.
     2.11 Effective Date. “Effective Date” means                     , 2006.
     2.12 Normal Retirement Age. “Normal Retirement Age” shall mean the day the Participant reaches his or her 65th birthday.
     2.13 Participant. “Participant” means a member of the Board or a highly compensated or managerial employee selected by the Committee to participate in the Plan.
     2.14 Payment Date. “Payment Date” means the applicable date selected by the Participant pursuant to Section 4.07.
     2.15 Plan. “Plan” means the DUSA Pharmaceuticals, Inc. Deferred Compensation Plan as it may be amended from time to time.
     2.16 Termination Date. “Termination Date” shall mean the date that the Participant separates from service or ceases to be an employee of the Company.
     2.17 Valuation Date. “Valuation Date” means each trading day recognized by any national exchange selected by the Committee or its delegate or any other date as determined by the Committee on which the amount of a Participant’s Deferred Account is valued as provided in Article V.
ARTICLE 3
ELIGIBILITY
     3.01 Eligibility. Each of the nonemployee members of the Board and any employee selected by the Committee to participate in the Plan shall be eligible to participate in the Plan.
     3.02 Termination of Participant. A Participant shall cease to be a Participant when his or her Deferred Account has been fully distributed.
ARTICLE 4
DEFERRED COMPENSATION
     4.01 Deferral of Compensation. Prior to January 1, of any year, a Participant may elect to defer a percentage of his or her Compensation (in whole percentages from 1% to 80%) which such Participant may earn in such year.
     4.02 Performance-Based Bonus. Prior to July 1, of any year, a Participant may elect to defer a percentage of his or her performance-based bonus (in whole percentages from 1% to 100%) relating to a performance period that ends on or after the last day of such year.

     4.03 Initial Election. Notwithstanding Sections 4.01 and 4.02, a Participant may elect to defer a percentage of his or her unpaid Compensation or performance-based bonus (in whole percentages from 1% to 100%) at any time within the first thirty days of becoming eligible to participate in the Plan.
     4.04 Manner of Making Election. A Participant’s election under this Article 4 shall be made by written notice delivered to the Company in a form provided by the Company, and shall specify the percentage of any Compensation or performance-based bonus to be deferred.
     4.05 Deferred Accounts. On the applicable Crediting Date, any amount deferred hereunder shall be credited to the Participant’s Deferred Account. A Participant shall be 100% vested in his or her Deferred Account at all times. In addition, the Company may, at its sole discretion, credit a Participant’s Deferred Account with a deemed employer contribution. A Participant shall become vested with respect to 20% of the portion of his or her Deferred Account attributable to employer contributions on a 20% on each of the first five anniversaries of the date on which the deemed employer contribution is credited to the Participant’s Deferred Account. Notwithstanding the foregoing, in the event of a Change of Control, the Participant shall become 100% vested in this entire Deferred Account.
     4.06 Earnings. The Committee from time to time shall designate eligible investment options for a Participant to select to determine the deemed earnings on the amounts credited to the Participant’s Deferred Account. The Committee may change such options from time to time and establish procedures for investing gains and losses. The Company shall adjust each Participant’s Deferred Account for any investment gains or losses attributable to the Participant’s Deferred Account. A Participant shall be vested in the earnings attributable to his or her Deferred Account in the same proportion as he or she is vested in the remainder of his or her Deferred Account.
     4.07 Timing of Payment of Participant’s Deferred Account. In accordance with the procedures established by the Committee, at the time that a Participant makes a deferral election pursuant to Section 4.01, 4.02, or 4.03 of the Plan, he or she must elect the time and form of distribution applicable to the amounts deferred pursuant to such deferral election (adjusted to reflect any deemed earnings or losses thereon) on one of the following dates:
          (a) The date he or she incurs a separation from service;
          (b) April 1 of any year selected by the Participant;
          (c) August 1 of any year elected by the Participant; or
          (d) His or her Normal Retirement Date;
     4.08 Overriding Elections. In addition to the election made under Section 4.07 above, the Participant may, at the same time that he or she makes an election under Section 4.07 above, also elect to commence receiving his or her distribution upon the occurrence of any of the following events to the extent that they occur before the date selected under Section 4.07 above.
          (a) The date on which the Participant incurs a Disability;

          (b) The Participant’s Termination Date that follows a Change of Control.
     4.09 Subsequent Deferrals. Notwithstanding anything herein to the contrary, a Participant may elect to further defer any scheduled payment to any date permissible under Section 4.07 provided that the Participant’s election to do so is made at least 12 months prior to the date on which the payment was otherwise scheduled to be made and that the election to defer results in a deferral of the scheduled payment for a period of at least five years.
     4.10 Form of Payment of Participant’s Deferred Account. The Participant may elect (at the time that the initial deferral election is made) to receive his or her Deferred Account in either a lump sum or in up to ten annual installment payments, each calculated by dividing the account balance by the number of remaining installment payments. In the event that a Participant fails to make an election, the lump sum form of benefits shall be the default. Notwithstanding the foregoing, if the Participant’s entire Deferred Account balance is less than $5,000 on his or her Termination Date, his or her entire Deferred Account will be distributed on such date in a lump sum.
     4.11 Six-Month Delay. Notwithstanding anything herein to the contrary, no distribution shall be made by reason of the Participant’s separation from service (including retirement) prior to a date which is six months after the Participant’s separation from service.
     4.12 Death. In the event of the Participant’s death, his or her entire Deferred Account balance shall be paid in a single sum to his or her designated beneficiary (or, if none, to his or her estate) as soon as reasonably practicable following his or her death.
     4.13 Hardship Distribution. Notwithstanding anything herein to the contrary, in the event that a Participant has an unforeseeable immediate and heavy financial need (as determined by the Committee or its delegate in a manner consistent with Section 409A of the Code), the Participant shall be entitled to a distribution of that portion of his Deferred Account that is necessary to satisfy such need after considering all other sources of funds available to the Participant to satisfy the need and any taxes required to be paid as a result of such distribution.
     4.14 Status of Payments. The obligations of the Company to pay an amount under this Article 4 constitutes the unsecured promise of the Company to make payments as provided herein, and the Participant or any other person shall not have any interest in, or lien or prior claim upon, any property of the Company, except as provided hereunder. Benefits payable under this Article shall be paid out of the general assets of the Company and the Company shall be under no obligation to segregate or reserve any funds or other assets for purposes of this Article. The Company shall establish the DUSA Pharmaceuticals Rabbi Trust (the “Trust”) to serve as the funding vehicle for the benefit described in this Article. Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to payments not yet made to the Participant, in the event of the Company’s insolvency, nothing contained herein shall give a Participant any rights whatsoever in or with respect to any funds or assets of the Company that are greater than those of a general creditor of the Company.

ARTICLE 5
ACCOUNTS
     5.01 Valuation of Accounts. As of each Valuation Date, a Participant’s Deferred Account shall consist of the balance of the Participant’s Deferred Account as of the immediately preceding Valuation Date, plus the Participant’s Deferred Amounts that are credited pursuant to Article 4 since the immediately preceding Valuation Date, plus or minus deemed investment gain or loss credited as of such Valuation Date pursuant to Section 5.02, minus the aggregate amount of distributions, if any, made from the Deferred Account since the immediately preceding Valuation Date.
     5.02 Crediting of Deemed Investment Return. As of each Valuation Date, each Participant’s Deferred Account shall be increased or decreased by the amount of deemed investment gain or loss earned since the immediately preceding Valuation Date. The Company shall establish a procedure to credit earnings or losses on the Participant’s Deferred Account.
     5.03 Statement of Accounts. The Company shall regularly provide to each Participant a statement setting forth the balance of the Participant’s Deferred Account.
ARTICLE 6
ADMINISTRATION OF THE PLAN AND DISCRETION
     6.01 In General. The Administrator shall have full power and authority to interpret the Plan, to prescribe, amend, and rescind any rules, forms, and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All actions taken by the Administrator arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive, and binding upon the Company, the Board, all employees, and all persons and entities having an interest therein.
     6.02 Indemnification. The Company shall indemnify and hold harmless the Administrator from any and all claims, losses, damages, expenses (including counsel fees), and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of the Administrator, except when the same is due to gross negligence or willful misconduct.
     6.03 Interpretation of Plan. Any decisions, actions, or interpretations to be made under the Plan by the Administrator shall be made in its sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.
     6.04 Claims Procedures. The following procedures shall apply to any claim related solely to a Participant’s Deferred Account.
          (a) Any claim by a Participant or Beneficiary with respect to eligibility, participation, contributions, benefits, or other aspects of the operation of the Plan shall be made in writing to the Administrator.

          (b) The person filing the claim (the “Claimant”) shall receive notice of the decision on the claim within 90 days of the receipt of the claim, except that the period for providing the notice shall be extended by up to an additional 90 days in the event that special circumstances exist (in the event of a delay, the Claimant shall receive a notice of the delay within the original 90-day period; such notice shall include the reason for the delay and the date by which a decision is expected to be rendered).
          (c) In the event that a claim is denied, the Claimant shall receive notice of the denial. The notice shall be drafted in a manner calculated to be understood by the Claimant and shall set forth the specific reason or reasons for the adverse decision with reference to the specific Plan provisions on which the adverse decision is based; a description of additional material or information, if any, necessary to perfect such claim and a statement of why such material or information is necessary; and an explanation of the Plan’s review procedures, including any time limits applicable to such procedures. The notice shall also include a statement of the Claimant’s right to bring an action under ERISA Section 502(a) following an adverse benefit determination on review.
          (d) In the event of an initial adverse decision, either in whole or in part, as to the payment of benefits or amounts, the Claimant shall have the right to request a review by the Administrator. Such request must be made within 60 days of receipt of the written notice of claim denial. In such review, the Claimant (or his authorized representative) shall have the right to submit documents, records, and other information relating to the claim for benefits; and the Claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information that is relevant to the claim for benefits.
          (e) The Administrator shall submit its decision in writing within 60 days after the request for review, or in special circumstances such as where the Administrator determines that there is a need to hold a hearing, within 120 days of the request for review (in which case notice of the delay shall be provided to the Claimant during the initial 60-day period; the notice shall include the reason for the delay and the date by which a final decision is expected to be rendered). The review by the Administrator shall take into account all comments, documents, records, and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the initial benefit determination.
          (f) In the event that the claim is denied on review, the decision shall set forth, in a manner calculated to be understood by the Claimant, specific reasons for the decision and specific references to the pertinent Plan provisions upon which the decision is based. In addition, the written notice of the decision denying a claim shall contain (i) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information that is relevant to the Claimant’s claim for benefits, and (ii) a statement of the Claimant’s right to bring an action under ERISA Section 502(a).
          (g) All interpretations, determinations, and decisions of the Administrator, with respect to any claim under the Plan shall be made in its sole and absolute discretion, based upon the Plan document and other related documents, and shall be final and conclusive.

ARTICLE 7
MISCELLANEOUS
     7.01 Amendment and Termination. The Plan may be amended, suspended, discontinued, or terminated at any time by the Committee.
     7.02 Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right as a stockholder of the Company, to continue in the employment of the Company, nor shall it interfere with the right of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.
     7.03 No Limitation on the Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action that is deemed by it to be appropriate or in the best interest of the Company and its respective shareholders. No Participant or other person shall have any claim against the Company as a result of any such action.
     7.04 Obligations to the Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Administrator.
     7.05 Nonalienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to transfer, alienate, or otherwise encumber his or her interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership that acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated and such event does not constitute a Change of Control. The provisions of the Plan shall inure solely to the benefit of each Participant.
     7.06 Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.
     7.07 Withholding Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state, or local, to withhold in connection with any benefits under the Plan.
     7.08 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

     7.09 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New Jersey without reference to the principles of conflict of laws.
     7.10 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.
     7.11 Gender, Singular, and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.